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                                    [GM LOGO]

                                                --------------------------------
                                                      Global Purchasing and
                                                      Supply Chain
                                                      Cadillac Building
                                                      MC 480-206-116
                                                      30009 Van Dyke Avenue
                                                      Warren, MI  48090

                                  April 6, 2005

Mr. Thomas M. Duffy
Allied Automotive Group, Inc.
160 Clairemont Avenue, Suite 200
Decatur, Georgia 30030

      Re: MODIFICATION TO THE CONTRACT AND EXPEDITED PAY AGREEMENTS (AS EACH ARE DEFINED BELOW)

Dear Mr. Duffy:

Reference is made to that certain Contract for Motor Transportation dated January 2, 2004 between Allied Automotive Group, Inc. ("Allied") and General Motors Corporation ("GM") (the "Contract"). Reference is additionally made to those certain agreements among Allied and certain of its affiliates and GM and certain of its affiliates regarding the expedited payment of GM's and its affiliates' accounts payable to Allied and certain of its affiliates (collectively, the "Expedited Pay Agreements"). Capitalized terms used, but not defined herein, shall have the meaning ascribed to such terms in the Contract and the Expedited Pay Agreements, respectively.

GM recently advised Allied, in accordance with the terms of the Expedited Pay Agreements, that GM desires to terminate Allied's participation in such programs. Allied, in turn, has advised GM that it desires to continue to participate in such program or a replacement program providing similar terms and conditions as set forth in the Expedited Pay Agreements. GM has agreed to continue the expedited payment accommodations on the terms and conditions set forth in this letter agreement.

GM agrees to permit Allied to continue as a participant in the GECC Trade Payable Program (the "TPP") or a substantially similar program, in either case, pursuant to the terms and conditions of the Expedited Pay Agreements, through the earlier to occur of (a) December 31, 2005; (b) a termination of the Contract; or (c) Allied's breach of the terms of this letter agreement. GM and Allied each acknowledge and agree that the applicable discount rate will be [XXXX]% APR ([XXXX]% daily rate) calculated times the number of days of actual improvement relative to the Contract's current payment terms (i.e., payment on the twenty-fifth day of the following month from the date of service per Section
11.02 of the Contract). Effective January 1, 2006 and continuing through the earlier to occur of (i) the expiration or termination of the Contract; or (ii) Allied's breach of the terms of this letter agreement, GM will make payment of its accounts payable to Allied on terms of "25th instant, 10th prox." (i.e., invoices received in GM's accounts payable systems on the first through fifteenth of the month shall be paid on the twenty-fifth day of the then current month, and invoices received on the sixteenth through the end of the month will be paid on the tenth day of the following month) or equivalent expedited basis, with the effective discount rate of 9.1%. If, for any reason other than (a) a termination of the Contract; or (b) Allied's breach of the terms of this letter agreement, prior to January 1, 2006, Allied is unable to participate in the TPP or similar

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Allied AUtomotive Group, Inc.
Page 2 of 3

program pursuant to the terms and conditions of the Expedited Pay Agreements, GM shall make expedited payment of its accounts payable on terms of "25th instant, 10th prox." as set forth in the preceding sentence, including application of the discount rate of [XXXX]%.

In consideration of GM's agreement memorialized herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Allied acknowledges and agrees to the following:

      1. Allied will refrain from requesting any further accommodations from GM, financial or otherwise, during the Term of the Contract.

      2. To the extent that Allied requests any further accommodations from GM, including, but not necessarily limited to, pricing relief under the Contract, such request shall automatically constitute a default under the Contract (regardless of the express terms of the Contract and any applicable cure period(s)) and the Expedited Pay Agreements, thus entitling GM to simultaneously terminate the Contract and the Expedited Pay Agreements and immediately exercise any rights available to it under the Contract, the Expedited Pay Agreements and applicable law.

      3. Allied further acknowledges and agrees that it will consummate the transfer of the Janesville Property (as contemplated under Section 13.01 of the Contract) by no later than May 15, 2005. The failure to timely consummate the transfer of the Janesville Property (unless such failure is a direct result of any act or omission by GM) in accordance with this letter agreement shall automatically constitute an event of default under the Contract and the Expedited Pay Agreements, thus entitling GM to exercise its rights as set forth in paragraph 2 above.

      4. Effective on the date of this letter agreement and continuing for the Term of the Contract, Allied shall timely provide to GM or its designee the same monthly financial reporting package that Allied provides to its senior lenders simultaneously with providing such package to the senior lenders in accordance with Section 14.01 of the Contract.

      5. Allied acknowledges and agrees that the foregoing agreements by GM constitute a "modification" of Section 11.02 of the Contract and thus GM is entitled to the reimbursement of its professional fees and costs incurred in connection with such modification in accordance with Section 21.07 of the Contract, but not to exceed $[XXXX].

Except as modified above, all other terms and conditions of the Contract and the Expedited Pay Agreements shall remain in full force and effect. To the extent of any inconsistency between the express terms of the Contract or the Expedited Pay Agreements and this letter agreement, the terms of this letter agreement shall govern and control.

This letter agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and taken together shall constitute but one and the same instrument. The parties agree that their respective signatures may be delivered by facsimile with original signatures to follow, and that facsimile signatures shall be treated as originals for all purposes.

This letter agreement together with the Contract and the Expedited Pay Agreements constitutes the entire agreement between the parties relating to the subject matter hereof, and may not be modified except in a writing signed by both parties hereto.

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Allied Automotive Group, Inc.
Page 3 of 3

                                                Sincerely yours,

                                                GENERAL MOTORS CORPORATION

                                                /s/ Mark W. Fischer

                                                Mark W. Fischer,
                                                Director, Supply Risk Management

ACKNOWLEDGED AND AGREED:

ALLIED AUTOMOTIVE SYSTEMS, INC.

By: /s/ Tommy Duffy
    -------------------------------

          Its: Executive Vice President

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[XXXX]      Represents material deleted per the Company's request for
            Confidential Treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.